Exhibit 3.17

                       RELATED ARTICLES OF INCORPORATION
                                       OF
                           DRUG-FREE CONSORTIUM, INC.


          The undersigned, Daniel J. Thomas, President of Drug-Free Consortium, Inc., a Texas corporation (the "Corporation"), and Richard A. Parr II, Secretary of the Corporation, do hereby certify that:

                                  ARTICLE ONE

          Drug-Free Consortium, Inc., pursuant to the provisions of Article 4.07 of the Texas Business Corporation Act, hereby adopts restated articles of incorporation which accurately copy the articles of incorporation and all amendments thereto that are in effect to date and as further amended by such restated articles of incorporation as hereinafter set forth and which contain no other change in any provision thereof.

                                  ARTICLE TWO

          The articles of incorporation of the corporation are amended by the restated articles of incorporation as follows:

          ARTICLE SIX: The street address of the registered office is 350 North St. Paul Street, Dallas, Texas 75201, and the name of its registered agent is CT Corporation System.

          ARTICLE SEVEN: The number of directors constituting the board of directors is two, and the names and addresses of such persons to serve as directors until the next annual meeting of the shareholders or until a successor or successors are elected and qualified is Daniel J. Thomas, 5080 Spectrum Drive, Suite 400 West, Addison, Texas 75001 and Thomas E. Kiraly, 2600 Whitehaven Street North, Colleyville, Texas 76034.

                                 ARTICLE THREE

          Each such amendment made by the restated articles of incorporation has been effected in conformity with the provisions of the Texas Business Corporation Act and such restated articles of incorporation and each such amendment made by the restated articles of incorporation were duly adopted by the shareholders of the corporation on the 17th day of August, 1999.

                                  ARTICLE FOUR

          The number of shares outstanding was 10,000, and the number of shares entitled to vote on the restated articles of incorporation as so amended was 1,100. All of the shareholders have signed a written consent to the adoption of such restated articles of incorporation as so amended pursuant to Article 9.10 and any written notice required by Article 9.10 has been given.

                                  ARTICLE FIVE

          The articles of incorporation and all amendments and supplements thereto are hereby superseded by the following restated articles of incorporation which accurately copy the entire text thereof and as amended as above set forth:

          FIRST: The name of the Corporation is DRUG-FREE CONSORTIUM, INC.

          SECOND: The period of its duration is perpetual.

          THIRD: The address of the registered office of the Corporation in the State of Texas is 350 North St. Paul Street, Dallas, Texas 75201 in Dallas County, Texas. The name of the Corporation's registered agent at such address is C T Corporation System.

          FOURTH: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Texas Business Corporation Act.

          FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000 shares, of Common Stock, $.01 par value ("Common Stock"). Except as otherwise expressly provided herein, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Texas the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors. The number of Directors shall be such number as shall be determined from time to time by the Board of Directors and initially shall be two; Daniel J. Thomas, 312 Union Wharf, Boston, Massachusetts 02109 and Thomas E. Kiraly, 5080 Spectrum Drive, Suite 400 West, Addison, Texas 75001.

          SEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Amended and Restated Articles of Incorporation; and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

          EIGHTH: (1) The Corporation shall, to the fullest extent permitted by the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (2) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Business Corporation Act of the State of Texas or (iv) for any transaction from which the director derived an improper personal benefit.

          IN WITNESS WHEREOF, Drug-Free Consortium, Inc. has caused this Amended and Restated Articles of Incorporation to by signed by its President and attested by its Secretary this 17th day of August 1999.



                                             /s/ Daniel J. Thomas
                                             -------------------------------
                                                 Daniel J. Thomas
                                                 President

Attest:



/s/ Richard A. Parr II
-----------------------------
    Richard A. Parr II
    Secretary